Exhibit 99.1

Contact:

Bryce Peterson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-0993

Universal Technical Institute, Inc. Meets Financial Standards Set by U.S. Department of Education

SCOTTSDALE, ARIZ. - February 23, 2017 - Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of transportation technician training, announced today that the U.S. Department of Education has completed its review of UTI's 2016 audited financial statements and determined that the company will no longer be subjected to Heightened Cash Monitoring 1 restrictions under the Zone Alternative. The Department of Education imposed these restrictions on UTI in October 2016.

“We are pleased that the Department of Education has confirmed our composite score exceeds financial responsibility standards,” said Kim McWaters, President & CEO. “Being released from Zone Alternative requirements reflects our strengthened financial position and reduces administrative burden, which ultimately allows us to better support and serve our students.”

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 200,000 graduates in its 52-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

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